Exhibit 10.1
EXECUTION COPY
AGREEMENT
FOR
PURCHASE AND SALE OF ASSETS
BY AND BETWEEN
DELSITE, INC.
AND
CARRINGTON ACQUISITION, LLC
Dated July 28, 2008

AGREEMENT
FOR
PURCHASE AND SALE OF ASSETS
THIS AGREEMENT is entered into this 28th day of July, 2008, by and between Carrington Acquisition, LLC, an Illinois limited liability company (“Buyer”) and DelSite, Inc., a Texas corporation (“Seller”).
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer the Purchased Assets (as defined below) on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as set forth below:
ARTICLE I
DEFINITIONS
“Affiliate” has the meaning set forth in Section 4.4.
“Ancillary Agreements” means the Trademark Assignment, Patent Assignment and the Bill of Sale.
“Assumed Contracts” has the meaning set forth in Section 2.4.
“Assumed Liabilities” has the meaning set forth in Section 2.4.
“Bill of Sale” has the meaning set forth in Section 2.9(a).
“Books and Records” has the meaning set forth in Section 2.2(g).
“Business” means Seller’s business of designing, manufacturing, marketing and selling human wound care products and providing contract manufacturing and other services related thereto.
“Buyer” has the meaning set forth in the Preamble.
“Cash Payment” means Two Million One Hundred Fifty Thousand Dollars ($2,150,000).
“Closing” has the meaning set forth in Section 2.7.
“Closing Date” has the meaning set forth in Section 2.7.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any instrument, commitment, agreement, arrangement or understanding, whether written or oral, and any amendments thereto.

“Disclosure Letter” means the disclosure letter delivered by the Seller on the date hereof. The information shown in the Disclosure Letter shall specifically refer to the section or subsection of Article IV to which such information is responsive. Terms used in the Disclosure Letter and not otherwise defined therein have the same meanings as set forth in the Agreement.
“Deductible” has the meaning set forth in Section 7.2(b).
“Establishment Registrations” has the meaning set forth in Section 4.13(a).
“Excluded Assets” has the meaning set forth in Section 2.3.
“Excluded Liabilities” has the meaning set forth in Section 2.5.
“Existing Distributor and License Agreement” means that certain Distributor and License Agreement dated as of November 3, 2000, between Medline and Seller, as twice amended by amendments dated April 9, 2004.
“Existing Supply Agreement” means that certain Supply Agreement dated as of November 3, 2000, between Medline and Seller, as amended April 9, 2004 and August 14, 2007.
“Existing Trademark Security Agreement” means that certain Trademark Security Agreement dated as of November 3, 2000, between Medline and Seller.
“FDA” means the U.S. Food and Drug Administration.
“FDA Regulations” has the meaning set forth in Section 4.13(b).
“Financial Statements” means the audited financial statements of Seller for the year ended December 31, 2007 and the unaudited balance sheet and statement of income for the five (5) month period ended May 31, 2008 previously delivered to Buyer.
“Fundamental Representation” has the meaning set forth in Section 7.1.
“Governmental Entity” means any government or any agency, bureau, board, commission, court, tribunal, department, official, political subdivision or other instrumentality of any government, whether federal, state or local, domestic or foreign.
“GAAP” means the generally accepted accounting principles of the United States consistently applied and applied on a basis consistent with the Financial Statements.
“Indemnified Party” has the meaning set forth in Section 7.5(a).
“Indemnifying Party” has the meaning set forth in Section 7.5(a).
“Intellectual Property” has the meaning set forth in Section 4.8.
“Inventory” has the meaning set forth in Section 2.2(a).

“Inventory Payment” means Six Hundred Twelve Thousand Thirty-Seven Dollars and Seventy-Seven Cents ($612,037.77).
“Laws” mean any federal, state, local, foreign or other law, rule, regulation, judgment, code, ruling, statute, order, act, decree, ordinance or other requirement of any Governmental Entity.
“Liabilities” means any costs (including the cost of wages, salaries and other remuneration or benefits), expenses, taxation, health contributions, levies, Losses, claims, demands, actions, fines, penalties, awards, liabilities, expenses, in each case howsoever arising and of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Lien” means any mortgage, pledge, security interest, lien, easement, covenant, restriction, levy, charge, claim, Liability or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.
“Loss” has the meaning set forth in Section 7.2.
“Medline” means Medline Industries, Inc., an Illinois corporation.
“Other FDA-Like Requirements” has the meaning set forth in Section 4.13(b).
“Party” means each of Seller and Buyer.
“Patent Assignment” has the meaning set forth in Section 2.8(b).
“Permits” has the meaning set forth in Section 2.2(f).
“Person” means an association, a corporation, a limited liability company, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.
“Product Licenses” has the meaning set forth in Section 4.13(a).
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchased Assets” has the meaning set forth in Section 2.2.
“Schedule” means any schedule to this Agreement.
“Seller” has the meaning set forth in the Preamble.
“Seller’s Knowledge” when used to qualify any representation or warranty, shall mean the actual knowledge of Carlton E. Turner and Robert W. Schnitzius after reasonable investigation, of the matters subject to such representations or warranties.
“Taxes” means all foreign, federal, state, county, local and other taxes of every kind and however measured, including income, gross receipts, excise, franchise, property, value added, import duties, employment, social security, Medicare, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon.

“Technical Information” has the meaning set forth in Section 4.9.
“Territory” has the meaning set forth in Section 6.4(a)(i).
“Third Party Claim” has the meaning set forth in Section 7.5(a).
“Trademark Assignment” has the meaning set forth in Section 2.8(a).
ARTICLE II
THE TRANSACTION
2.1 Purchase and Sale of Assets. At the Closing, Seller, as the sole and beneficial owner, shall sell, transfer, grant, convey, assign and deliver to Buyer (or its designated affiliate) and Buyer (or its designated affiliate) shall purchase, accept and receive all right, title and interest in, to or arising from the Purchased Assets, free and clear of all Liens of any kind.
2.2 Purchased Assets. The “Purchased Assets” are all of the assets, properties, rights and claims acquired for, used in, held for use in, relating to or arising from the conduct of the Business (other than Excluded Assets), as set forth below:
(a) all inventories listed on Schedule 2.2(a) (“Inventory”);
(b) all Technical Information and all technical, processing, manufacturing or marketing information, including new developments, inventions, know-how, processes, ideas and trade secrets and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software) and all claims and rights related thereto, including those listed on Schedule 2.2(b);
(c) all Intellectual Property and all patents, trademarks, trade names, trade styles, logos and service marks and all applications and registrations therefore, and all rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under all applicable Laws, and all of the goodwill of the Business appurtenant thereto and licenses thereof, including those listed on Schedule 2.2(c);
(d) all copyrights and author’s rights, whether published or unpublished, including rights to prepare, reproduce and distribute copies, compilations and derivative works, including those listed on Schedule 2.2(d);
(e) all rights in, to and under the Assumed Contracts (in each case to the extent legally transferable);

(f) to the extent legally assignable, all permits, licenses, product registrations, filings, authorizations, approvals and indicia of authority (and pending applications for any thereof) (i) to conduct the operations of the Business and to own, manufacture, construct, operate and maintain any product, fixture, facility, equipment, vehicle, machinery or installation of the Business or (ii) to store, transport, dispose of, market or sell any goods or any substance (including, without limitation, materials classified as “hazardous materials” or “hazardous substances” or “hazardous waste”) used, handled, produced, disposed of, marketed or sold in the operation of the Business, as issued by any Governmental Entity or instrumentality (the “Permits”);
(g) all data, files and records, whether in print, electronic, or other media, required to enable Buyer to conduct the Business in the same manner conducted by Seller prior to the Closing Date, including, without limitation, all books and records relating to the Assumed Contracts, Inventory and maintenance and all asset history records, ledgers and books of original entry and other files; all mailing lists, card indices, and other lists of customers and sales representatives; all existing business correspondence with customers and sales representatives; information and data relating to the customers of the Business; all sales and promotional materials, catalogues and advertising literature; and all other administrative and instructional materials and data relating to the Business (collectively, the “Books and Records”);
(h) rights under agreements with employees, former employees or any other third party concerning confidentiality and the assignment of inventions, but excluding any obligations of Seller pursuant thereto; and
(i) e-mail addresses, internet user names, addresses and sites listed on Schedule 2.2(i);
provided, however, that the definition of Purchased Assets shall not include any items defined as Excluded Assets in Section 2.3 below.
2.3 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets.
“Excluded Assets” shall mean all assets, properties, interests and rights of Seller and the subsidiaries other than the Purchased Assets, including those listed on Schedule 2.3.
2.4 Assumed Liabilities and Obligations. At the Closing, Buyer shall assume and discharge liabilities and obligations of Seller (the “Assumed Liabilities”) for performance or payment for performance (if such performance occurs after the Closing Date) arising after the Closing under the Contracts listed on Schedule 2.4 (collectively, the “Assumed Contracts”) but only to the extent such liabilities or obligations did not arise out of a breach or default by Seller or any of its Affiliates of such Assumed Contracts on or before the Closing Date. Buyer further agrees to pay and discharge all of the Assumed Liabilities as they come due.
2.5 Excluded Liabilities and Obligations. Buyer shall not be the successor to Seller, and except as expressly set forth in Section 2.4 above, Buyer shall not assume and shall not be liable or responsible for any debt, obligation or Liability of the Business, Seller or any Affiliate of Seller, any shareholder or any of their Affiliates, or related to the Purchased Assets, the Business, the facilities from which the Business is or was conducted, or any claim against any of the foregoing, of any kind, whether known or unknown, contingent, absolute, or otherwise all of which are retained by Seller (the “Excluded Liabilities”). Without limiting the foregoing, the term Excluded Liabilities shall include:

(a) Liabilities related to or arising from transactions between Seller or with any Affiliate of Seller, including any inter-company payables;
(b) Liabilities for Taxes of any kind;
(c) Liabilities for damage or injury (real or alleged) to person or property arising from the ownership, possession or use of any product manufactured, assembled, processed, treated, distributed, sold or serviced, directly or indirectly, or any service rendered by Seller through the Closing Date, including any product liability and product warranty claims;
(d) Liabilities to and claims asserted by current and former employees, including those for accident, disability, health (including unfunded medical liabilities) and worker’s compensation insurance or benefits, and all other liabilities and obligations to employees;
(e) Liabilities arising from or relating to claims or Liabilities for benefits or pay under any benefit plan, including Seller’s compensation policies, individual employment Contracts or collective bargaining agreements, any severance payment, including those related to any alleged termination of employment solely as a result of the transactions contemplated hereby, or WARN Act liabilities;
(f) Subject to Section 8.3, Liabilities for expenses, Taxes or fees incurred by Seller, incidental to the preparation of this Agreement, preparation or delivery of materials or information requested by Buyer, and the consummation of the transactions contemplated hereby, including all broker, counsel and accounting fees, sales, stamp, or transfer Taxes, payments or bonuses that become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or similar provisions and amounts payable by Seller to obtain any third party consents;
(g) Liabilities relating to or arising from litigation or any other disputes with third parties, if any, pending at the Closing or, to the knowledge of Seller, threatened, on or prior to the Closing Date;
(h) Liabilities related to Excluded Assets;
(i) Liabilities due to products sold or services rendered by Seller or any of its predecessors or Affiliates on or prior to the Closing Date with respect to patent, trademark or copyright litigation or disputes, including actions for infringement;
(j) Liabilities of Seller and/or the Business (including accounts payable and those of the kind and character defined as Assumed Liabilities in Section 2.4), arising from events or occurrences through the Closing Date but with respect to which no disclosure is made herein;

(k) Liabilities arising from or in connection with any administrative ruling or other order, stipulation or decree of any federal, state or local agency, or the violation of any federal, state or local Law with respect to events, actions or occurrences occurring on or prior to the Closing Date;
(l) Liabilities relating to the operation prior to Closing of the facilities of Seller or the Business or any other real property, buildings, improvements or other premises utilized by Seller or its Affiliates, including Liabilities arising from any environmental laws;
(m) Liabilities to any of Seller’s directors, officers, shareholders, agents or representatives;
(n) Liabilities relating to the debt of Seller or any of its Affiliates or other persons; and
(o) all other Liabilities of Seller or related to the operation of the Business or the Purchased Assets on or prior to Closing.
Seller further agrees to pay and discharge all Excluded Liabilities and obligations as they become due.
2.6 Nonassignable Contracts.
(a) To the extent that the assignment by Seller of any Assumed Contract is not permitted without the consent of the other party to the Contract or the approval of Buyer or Medline as a source of the products or services to be provided under such Contract, then this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. However, unless otherwise agreed as to any particular Assumed Contract, Seller shall use its commercially reasonable efforts to obtain any and all such consents, approvals and novations before and after Closing.
(b) If any necessary consent, approval or novation is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits under such Assumed Contract as if such consent, approval or novation had been obtained, including subleases from Seller and, undertakings by Buyer of the work necessary to complete Assumed Contracts as the agent of Seller with the understanding that Seller shall then invoice the customer for services rendered and promptly remit the amount of the receivable to Buyer. Nothing herein shall excuse Seller from responsibility for any of its representations and warranties or covenants hereunder.

2.7 Closing. The transfer of the Purchased Assets contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606-5096 on or before July 28, 2008 or such other date or at such other place mutually agreed upon by the parties, such date being hereinafter referred to as the “Closing Date.” Upon consummation, the Closing shall be deemed to take place as of the opening of business on the Closing Date.
2.8 Closing Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:
(a) an executed copy of the Trademark Assignment in the form attached hereto as Exhibit A (the “Trademark Assignment”);
(b) an executed copy of the Patent Assignment in the form attached hereto as Exhibit B (the “Patent Assignment”);
(c) acknowledgement and release letters in the form attached hereto as Exhibit C from the senior secured creditors of Seller together with UCC-3 amendment statements with respect to financing statements filed against any of the Purchased Assets amending the collateral for such financing statements to specifically exclude the Purchased Assets in a form acceptable to Buyer;
(d) certificate of good standing for Seller, certified by the Secretary of State (or an analogous official) of its jurisdiction of organization and any jurisdiction where the Business is qualified to do business as of a date not earlier than five (5) days prior to the Closing Date;
(e) an officer’s certificate of Seller certifying (i) the bylaws of Seller, (ii) resolutions of the Seller’s Board of Directors approving this Agreement and the transactions contemplated hereby and (iii) the incumbency of the officers of Seller;
(f) any third-party consents required to consummate the transactions with respect to the Purchased Assets contemplated hereby; and
(g) such other instruments, agreements or documents as may be reasonably requested by Buyer to carry out the transactions with respect to the Purchased Assets contemplated hereby.
At the Closing, Seller shall take all steps necessary to place Buyer in actual possession and operating control of the Purchased Assets.
2.9 Closing Agreements. At the Closing, Buyer and Seller shall deliver to each other executed copies of the following agreements:
(a) General Assignment, Bill of Sale and Assumption of Liabilities in the form attached hereto as Exhibit D (the “Bill of Sale”);

(b) the letter agreement terminating the Existing Distributor and License Agreement, the Existing Supply Agreement and the Existing Trademark Security Agreement in the form attached hereto as Exhibit E; and
(c) such other instruments, agreements or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.
ARTICLE III
PURCHASE PRICE
3.1 Consideration for Purchased Assets. The aggregate consideration to be paid for the Purchased Assets shall be as follows (the “Purchase Price”):
(a) the Cash Payment;
(b) the Inventory Payment; and
(c) the assumption of the Assumed Liabilities.
3.2 Payment of the Purchase Price. At Closing, Buyer shall pay the Purchase Price as directed in writing by Seller by wire transfer of immediately available funds to an account designated by Seller in such letter of direction.
3.3 Allocation of Purchase Price. The Purchase Price shall be allocated by Buyer and Seller as set forth in Schedule 3.3. Such allocation shall be used for all Tax purposes, including preparation and filing of Internal Revenue Service Form 8594 which Buyer and Seller agree to complete and file in accordance with Schedule 3.3. Seller and Buyer agree that no party will take any position on any report, return or other document filed with any Governmental Entity or in any Action that is in any manner inconsistent with Schedule 3.3.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date:
4.1 Authority. Seller has full capacity, right, power and authority, without the consent of any other person, to execute and deliver this Agreement, the Ancillary Agreements, the documents to be delivered at Closing and to carry out the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements, the documents to be delivered at Closing and all transactions contemplated hereby and thereby have been duly and properly taken.

4.2 Validity. This Agreement has been, and the Ancillary Agreements and the documents to be delivered by Seller at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of Seller enforceable in accordance with their terms. The execution and delivery of this Agreement, the Ancillary Agreements, the documents to be delivered at Closing and the consummation of the transactions contemplated hereby and thereby will not result in the creation of any Lien of any kind or the termination or acceleration of any indebtedness or other obligation of the Business, the Purchased Assets or Seller and are not prohibited by, do not violate or conflict with any provision of, do not constitute a default under or a breach of and do not impair any rights under (a) the charter or bylaws or other constitutional documents of Seller, (b) any Contract to which Seller is a party or by which Seller or the Business or any of their assets are bound, (c) any order, writ, injunction, decree or judgment of any Governmental Entity, or (d) any Law applicable to Seller, the Business or the Purchased Assets. No approval, authorization, registration, consent, order or other action of or filing with any person, including any Governmental Entity, is required for the execution and delivery by Seller of this Agreement, the Ancillary Agreements and the documents to be delivered at Closing or the consummation by Seller of the transactions contemplated hereby and thereby, except as set forth on Section 4.2 of the Disclosure Letter.
4.3 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged. Seller is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the failure to qualify could reasonably be expected to have a material adverse effect on Seller or the Business. Section 4.3 of the Disclosure Letter sets forth each state or other jurisdiction in which Seller is licensed or qualified to do business. Seller has delivered to Buyer an accurate, correct and complete copy of its charter and bylaws or other constitutional documents.
4.4 Transactions with Affiliates. Except as set forth in Section 4.4 of the Disclosure Letter, no Affiliate:
(a) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, supplier or advertiser of the Business;
(b) has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, the Business;
(c) has any interest in or owns any property or right used in the conduct of the Business;
(d) is a party to any Contract or commitment directly related to the Business; or
(e) received from or furnished to the Business any goods or services.
The term “Affiliate” shall mean (i) any officer, director or shareholder owning more than 5% of the Seller and any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-Law) of any officer, director or such shareholder of Seller or (ii) any corporation, partnership, trust or other entity in which Seller or any such family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

4.5 Interim Change. Except as set forth on Section 4.5 of the Disclosure Letter, since December 31, 2007, Seller has operated the Business only in the ordinary course, consistent with past practices, and there has not been any of the following:
(a) any adverse change in the financial condition, assets, liabilities (fixed or contingent), personnel, prospects or business affairs of the Business or in its relationships with suppliers, vendors, customers, lessors, employees or others (in each case, as a group or class) nor has there been the occurrence of any event or condition which would reasonably be expected to have such an effect;
(b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or the Purchased Assets;
(c) any forgiveness, cancellation or waiver of any rights of Seller related to the Business;
(d) any disposition of assets of the Business, other than sales of inventory in the ordinary course of business on terms consistent with past practice;
(e) any event or condition of any character materially adversely affecting the Business or the Purchased Assets;
(f) any change in credit practices as to customers of the Business; or
(g) any incurrence of any Lien on, or any material damage or loss to, the Business.
Since December 31, 2007, Seller has not incurred or become subject to, or agreed to incur or become subject to, in each case with respect to the Business, any liability or obligation, contingent or otherwise, except current liabilities and contractual obligations in the ordinary course of business and in amounts consistent with past practices. Except as set forth in Section 4.5 of the Disclosure Letter, since December 31, 2007, there has not been any agreement, commitment or understanding by Seller to do any of the foregoing with respect to the Business.
4.6 Inventory. All Inventories are (a) properly valued in accordance with the definition of Inventory Payment; (b) of good and merchantable quality and contain no material amounts that are not salable and usable for the purposes intended in the ordinary course of the Business and meet the current standards and specifications of the Business and are not obsolete; and (c) in conformity with Seller’s warranties pursuant to the Existing Distributor and License Agreement. Except as set forth on Section 4.6 of the Disclosure Letter, all Inventories disposed of subsequent to December 31, 2007, have been disposed of only in the ordinary course of business and at prices and under terms that are normal and consistent with past practice.

4.7 Title to Assets. Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of the Purchased Assets. Except as set forth on Section 4.7 of the Disclosure Letter, none of the Purchased Assets which Seller purports to own is subject to (a) any title defect or objection; (b) any Contract of lease, license or sale; (c) any Lien of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, except those disclosed in the Financial Statements; (d) any royalty or commission arrangement; or (e) any claim, covenant or restriction.
4.8 Intellectual Property. Section 4.8 of the Disclosure Letter sets forth an accurate, correct and complete list and summary description of all patents, trademarks, trademark rights, trade names, trade styles, trade dress, product designations, service marks, copyrights and applications for any of the foregoing utilized in the Business or in which Seller has an interest (the “Intellectual Property”). During the preceding five (5) years, Seller has not been known by or done business under any name other than DelSite, Inc. and Carrington Laboratories, Inc. Section 4.8 of the Disclosure Letter sets forth an accurate, correct and complete list and summary description of all licenses and other agreements relating to any Intellectual Property. None of the Intellectual Property is subject to any extensions, renewals, Taxes or fees due within ninety (90) days after Closing. Except as set forth in Section 4.8 of the Disclosure Letter, (a) Seller is the sole and exclusive owner and has the sole and exclusive right to use the Intellectual Property; (b) no action, suit, proceeding or investigation is pending or, to Seller’s Knowledge, threatened with respect to the Intellectual Property; (c) to Seller’s Knowledge none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the rights of others or, is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge and Seller has not received any notice, written or oral, from any Person asserting any infringement, conflict or violation; (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property; (e) Seller has not agreed to indemnify any person for or against any infringement of or by the Intellectual Property; (f) to Seller’s Knowledge no patent, invention or application therefor or similar property would infringe upon any of the Intellectual Property or render obsolete or adversely affect the manufacture, processing, distribution or sale of products or services relating to the Business; (g) all items of Intellectual Property are properly registered under applicable Law; and (h) the Intellectual Property constitutes all such assets, properties and rights which are used in or necessary for the conduct of the Business as it is being conducted as of the date hereof. To Seller’s Knowledge, the operation of the Business by Buyer after the Closing in the manner and geographic areas in which the Business is currently conducted by Seller will not interfere with or infringe upon any patent or trademark or any asserted rights of others with respect to the current trade dress or packaging of any products. Seller is not subject to any judgment, order, writ, injunction or decree of any Governmental Entity, or any arbitrator, or has entered into or is a party to any Contract which restricts or impairs the use of any Intellectual Property.
4.9 Trade Secrets. Except as set forth on Section 4.9 of the Disclosure Letter, information in the nature of know-how, trade secrets or proprietary information which provides Seller with an advantage over competitors who do not know or use it, including formulae, patterns, molds, tooling, inventions, industrial models, processes, designs, devices, engineering data, cost data, compilations of information, copyrightable material and technical information, if any, relating to the Business (the “Technical Information”):

(a) is owned legally, beneficially and solely and exclusively by Seller, and Seller has, the sole and exclusive right to, use and transfer ownership of such Technical Information;
(b) is documented and readily usable by Buyer; and
(c) has been subject to Seller’s reasonable precautions to protect the secrecy of all Technical Information and prevent disclosure to unauthorized parties.
To Seller’s Knowledge, no violation of any trade secret rights with respect to Seller’s operation of the Business currently exists.
4.10 Licenses and Permits. Section 4.10 of the Disclosure Letter contains an accurate, correct and complete list and summary description of each Permit currently issued to Seller related to the Business. The Permits are valid and in full force and effect and there are not pending, or, to Seller’s Knowledge, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any Permit. Seller has all licenses, permits, certificates, approvals, franchises, registrations, accreditations and other authorizations as are necessary or appropriate in order to enable it to own and conduct the Business as it is presently conducted and no Person has asserted that others are required. All Permits will continue to be in full force and effect according to their terms after the consummation of the transactions contemplated hereby. No violations have been recorded in respect of any Permits, and to Seller’s Knowledge there is no meritorious basis therefor.
4.11 Assumed Contracts. Seller has delivered accurate, correct and complete copies of each Assumed Contract to Buyer. Each Assumed Contract is in full force and effect and is valid, binding and enforceable against Seller and to Seller’s Knowledge, the other parties to the Assumed Contract in accordance with its terms. Seller has and to Seller’s Knowledge, the other parties to each Assumed Contract have, complied with all commitments and obligations on its part to be performed or observed under each Assumed Contract. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any Assumed Contract by Seller, or, to Seller’s Knowledge, by any other party. Seller has not received or given notice of an intention to cancel or terminate a Assumed Contract or to exercise or not exercise options or rights under a Assumed Contract. Seller has not received any notice of a default, offset or counterclaim under any Assumed Contract, or any other communication calling upon Seller to comply with any provision of any Assumed Contract or ascertaining noncompliance. Except as set forth on Section 4.11 of the Disclosure Letter, none of the rights of Seller under any Assumed Contract will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by Buyer after the Closing Date without the consent or agreement of any other party, including all rights to renew the applicable Assumed Contract. Except as set forth on Section 4.11 of the Disclosure Letter, no Assumed Contract permits or requires Seller (a) to obtain goods, services or benefits on terms substantially more favorable than fair market terms or (b) to provide goods, services or benefits on terms substantially less favorable than fair market terms. With respect to each Assumed Contract which is to be assigned to Buyer pursuant to the terms hereof, except as set forth on Section 4.11 of the Disclosure Letter, Buyer will succeed to all the rights and benefits of Seller. Seller has not granted any powers of attorney with respect to the Business. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of a Assumed Contract, and except as set forth on Section 4.11 of the Disclosure Letter Buyer will have and may enjoy and enforce all rights and benefits under each Contract in the same manner as if the transactions contemplated hereby were not consummated. There is no Lien on Seller’s interest under any Assumed Contract. Section 4.11 of the Disclosure Letter describes any proposed arrangement of a type that if entered into would constitute a Assumed Contract, and the status of negotiations related thereto.

4.12 Compliance with Law. The Business conforms to all applicable Laws. Seller has complied with all licensing requirements, decrees, awards, orders or the like applicable to the Business or operations; and there is not and will not be any liability arising from or related to any violations thereof existing on or prior to Closing. No notice from any Governmental Entity or other person of any violation of any Law or requiring or calling attention to the necessity of any repairs, installation or alteration in connection with the Business has been served, and Seller does not know of any basis therefor. Neither Seller, including any officer, agent or employee of Seller, nor, to Seller’s Knowledge, any other person acting on behalf of Seller or the Business, has, with respect to the Business, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which Seller or any such officer, employee or other person should have known were not legal for the payee or the recipient of such services to receive, (c) received any payments, services or gratuities which were not legal to receive or which Seller or such person should have known were not legal for the payor or the provider to make or provide, (d) had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements, (e) had any off-book bank or cash accounts or “slush funds,” (f) made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, or (g) made payments or expenditures to obtain or retain business or obtain favorable treatment from vendors, other than the customary business entertainment.
4.13 Regulatory and Product Matters
(a) Seller has all licenses, including clearances and approvals, conformity determinations, and CE markings, in connection with the products of the Business (“Product Licenses”) and establishment registrations in connection with the medical device related operation of the Business (“Establishment Registrations”) necessary to manufacture, promote, distribute, sell or otherwise market the products of the Business in the United States and in each other jurisdiction in which Seller manufactures and markets such products and to perform contract manufacturing services under an Assumed Contract included in the Purchased Assets. All such Product Licenses and Establishment Registrations are in full force and effect and are listed on Section 4.13 of the Disclosure Letter. No such Product License or Establishment Registration contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except where such untruth or omission could not reasonably be expected to have an adverse effect on the Business or the Purchased Assets.

(b) As to each product of the Business that is developed, manufactured, tested, distributed and/or marketed by Seller, and is subject to the FD&C Act, 21 U.S.C. §§ 201 et seq., FDA regulations (“FDA Regulations”) promulgated thereunder, or FDA’s policies and guidelines, each such product is being developed, manufactured, tested, distributed and marketed in full compliance with all applicable requirements under the FD&C Act, FDA Regulations, and FDA policies and guidelines and to the extent such products of the Business are developed, manufactured, tested, distributed and/or marketed in any U.S. state or local jurisdiction or any jurisdiction outside the U.S., and said product of the Business is subject to similar Laws, regulations, polices and guidelines of any said state, local or foreign jurisdiction ( “Other FDA-Like Requirements”), each such product is being developed, manufactured, tested, distributed and marketed in full compliance with all applicable Other FDA-Like Requirements.
(c) Each product of the Business that has been introduced into interstate commerce in the U.S., or is being developed with the intent that it be so introduced, satisfies the statutory definition of “device” under the FD&C Act (21 U.S.C. § 201(h)). To the extent that any product of the Business does not meet the statutory definition of “device,” and such product is otherwise subject to regulation by FDA or by another Governmental Entity, within or outside the U.S., said product(s) is being developed, manufactured, tested, distributed and marketed in full compliance with all applicable requirements under the FD&C Act, FDA Regulations, and FDA policies and guidelines. Each product introduced into interstate commerce not as a “device” is identified on Section 4.13 of the Disclosure Letter and the FDA or other status of the product(s) is set forth therein.
(d) Each product of the Business that has been introduced imported or otherwise introduced into commerce in any jurisdiction other than the U.S., or is being developed with the intent that it be so introduced, satisfies the statutory definition of “device” under the applicable jurisdiction. To the extent that any product of the Business does not meet the statutory definition of “device,” and such product is otherwise subject to regulation under Other FDA-Like Requirements, said product(s) is being developed, manufactured, tested, distributed and marketed in full compliance with all applicable Other FDA-Like Requirements. Each product introduced into a jurisdiction outside the U.S. not as a “device” is identified on Section 4.13 of the Disclosure Letter and the Other FDA-Like Regulation status of the product(s) is set forth therein.
(e) For each product of the Business that has been introduced into interstate commerce, Seller timely and effectively obtained from FDA, to the extent applicable, the appropriate marketing authorization for the product, 21 U.S.C. § 360(k) (premarket notification) or 21 U.S.C. § 360e (premarket approval), based on (but not limited to) the classification of the device, 21 U.S.C. § 360c, and any related provisions under the FD&C Act, including (but not limited to) any applicable performance standards, 21 U.S.C. § 360d and also obtained, to the extent applicable, similar appropriate marketing authorizations under Other FDA-Like Requirements.
(f) No product of the Business manufactured and/or distributed by Seller is adulterated within the meaning of the FD&C Act (21 U.S.C. § 351) or misbranded within the meaning of the FD&C Act (21 U.S.C. § 352), nor would be considered so under Other FDA-Like Requirements for products manufactured and /or distributed outside the U.S.

(g) No product of the Business manufactured and/or distributed by Seller is a “banned device” within the meaning of the FD&C Act, 21 U.S.C. § 360f.
(h) Seller is duly registered as required by the FD&C Act, 21 U.S.C. § 360 and has listed all devices manufactured, marketed or other otherwise distributed by Seller.
(i) At no time has Seller failed to file with the FDA or under Other FDA-Like Requirements, when required to do so, any filings, declarations, listings, registrations, reports, notices or submissions of any kind, all such filings, declarations, listings, registrations, reports, notices or submissions of any kind were timely, truthful and otherwise in compliance with all applicable Laws, policies and guidelines when filed and no deficiencies have been asserted by the FDA or any another similar Governmental Entity, within or outside the U.S., with respect to any such filings, declarations, listings, registrations, reports, notices or other submissions.
(j) Except as specifically identified on Section 4.13 of the Disclosure Letter, Seller has not received any material notice or other communication from the U.S. Department of Justice or the FDA, such as a Warning Letter, Notice of Violation Letter, Cyber Letter, Form FDA 483 or Establishment Inspection Report, contesting the uses of or the labeling or promotion or manufacture of any products of the Business or otherwise alleging any material violation by Seller of any Law applicable to any of the products or products under investigation nor similar such notice or communication under Other FDA-Like Requirements.
(k) Neither Seller nor, to Seller’s Knowledge, any officer, employee or agent of Seller, has ever made an untrue statement of material fact or fraudulent statement to the FDA or to another similar Governmental Entity, within or outside the U.S., failed to disclose a material fact required to be disclosed to the FDA or to another similar Governmental Entity, within or outside the U.S., or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or to another similar Governmental Entity, within or outside the U.S., to conclude that such disclosure was false or misleading in any regard.
(l) No product of the Business is under consideration for or has been recalled, withdrawn, subject to a field correction, suspended or discontinued (other than for commercial or business reasons) by Seller (whether voluntarily or otherwise) within the U.S. or within any other country wherein any product has been distributed.
(m) To Seller’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis of any material investigation, suit, claims, action (legal or regulatory) or proceeding (legal or regulatory) against or affecting Seller relating to or arising under the FD&C Act, FDA Regulations, or FDA policies and guidelines or Other FDA-Like Requirements.
4.14 Brokers. Except for Milkie Ferguson Investments, Inc., Seller has not retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to the transactions contemplated hereby. Seller shall retain sole responsibility for the payment of any fees of Milkie Ferguson Investments, Inc.

4.15 Disclosure. Neither this Agreement nor any attachment, schedule, exhibit, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby omits to state a material fact necessary in order to make the statements and information contained herein or therein, in light of the circumstances in which they were made, not misleading. Buyer has been provided full and complete copies of all documents referred to in the Disclosure Letter and on the Schedules to this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date:
5.1 Authority. Buyer has full capacity, right, power and authority, without the consent of any other person, to execute and deliver this Agreement, the Ancillary Agreements, the documents to be delivered at Closing and to carry out the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements, the documents to be delivered at Closing and all transactions contemplated hereby and thereby have been duly and properly taken.
5.2 Validity. This Agreement has been, and the Ancillary Agreements and the documents to be delivered by Buyer at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of Buyer enforceable in accordance with their terms. No approval, authorization, registration, consent, order or other action of or filing with any person, including any Governmental Entity, is required for the execution and delivery by Buyer of this Agreement, the Ancillary Agreements and the documents to be delivered at Closing or the consummation by Buyer of the transactions contemplated hereby and thereby.
5.3 Due Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged. Buyer is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the failure to so qualify could reasonably be expected to have a material adverse effect.
5.4 Brokers. Buyer has not retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to the transactions contemplated hereby.
5.5 Disclosure. Neither this Agreement nor any attachment, schedule, exhibit, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby omits to state a material fact necessary in order to make the statements and information contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI
ADDITIONAL COVENANTS
6.1 Continued Assistance. Following Closing, Seller shall refer to Buyer as promptly as practicable any telephone calls, letters, orders, notices, requests, inquiries and other communications relating to the Business. Seller shall cooperate in an orderly transfer of the Business and the continuation thereof by Buyer. From time to time, at Buyer’s request and without further consideration, Seller shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Buyer may reasonably request to more effectively assign, convey and transfer any of the Purchased Assets and will assist Buyer in the vesting, collection or reduction to possession of such Purchased Assets. Buyer shall reimburse Seller for any reasonable out-of-pocket expenses incurred in connection with the obligations under this Section 6.1.
6.2 Certain Payments. Promptly following Closing, Seller shall pay and fully discharge all sales Taxes collected in the conduct of the Business, and all liabilities and obligations to customers and suppliers of the Business which are not assumed by Buyer as and when due, and shall otherwise pay, discharge or make adequate provision for all other liabilities and obligations of the Business, including all Excluded Liabilities. Seller shall promptly pay and fully discharge any income, excise, employment, unemployment, sales or use Taxes arising as a result of the sale, transfer, conveyance or assignment of the Purchased Assets (except as otherwise set forth in this Agreement). Seller shall retain responsibility after the Closing Date for all pending litigation and disputes related to the Business and liability for claims therein asserted against Buyer, the Purchased Assets or the Business. Seller shall keep Buyer apprised of the status and all aspects of such litigation and disputes which might affect Buyer, the Purchased Assets or the Business, either directly or indirectly, and Seller shall comply with all court orders relating directly or indirectly to such litigation or disputes. Buyer shall provide reasonable cooperation to Seller in handling such litigation and disputes; provided, that Seller shall reimburse Buyer for its out-of-pocket expenses incurred in connection with such cooperation. Seller shall retain all rights to recover moneys due or damages being sought by Seller under any such litigation or disputes.
6.3 Records and Documents. For four (4) years following the Closing Date, Seller shall grant to Buyer and its representatives, at Buyer’s request, access to and the right to make copies of those records and documents related to the Business, possession of which is retained by Seller as may be necessary or useful in connection with Buyer’s conduct of the Business after the Closing. If during such period Seller elects to dispose of such records, Seller shall first give Buyer 60 days’ written notice, during which period Buyer shall have the right to take such records without further consideration. Buyer shall reimburse Seller for any reasonable out-of-pocket expenses incurred in connection with the obligations under this Section.
6.4 Covenants Not To Compete Or Solicit
(a) For a period five (5) years from the Closing Date, Seller agrees not to, directly or indirectly, by or for themselves or as the employee or agent of another or through others as their agent:

(i) produce, promote, sell, lease, license, distribute, install or service anywhere in the world (the “Territory”) products or services in existence or under development, which are similar to or in competition with those of the Business;
(ii) own, manage, operate, fund, be compensated by, participate in, render advice to, have any right to or interest in any other business directly or indirectly engaged in the production, promotion, sale, lease, license, distribution or servicing of products or services competitive with those of the Business anywhere in the Territory;
(iii) divulge, communicate, use or disclose any nonpublic information concerning the Business or Buyer or any of its affiliates, their personnel, business and affairs;
(iv) interfere with the business relationships or disparage the good name or reputation of the Business, Buyer, or any of their affiliates or take any action which brings the Business, Buyer or any of its affiliates or its business into public ridicule or disrepute;
(v) solicit or accept any business competitive with the Business from customers or suppliers of the Business;
(vi) request, induce or advise customers or suppliers of the Business to withdraw, curtail or cancel their business with the Business or Buyer;
(vii) solicit for employment or employ any present or future employee of the Business, Buyer or any of their affiliates, or request, induce or advise any employee to leave the employ of the Business, Buyer or any of its affiliates.
(viii) use or disclose the names and/or addresses of any customer, supplier or employee of the Business or Buyer to any person for any purpose whatsoever.
The ownership of less than two (2) percent of a publicly-traded company shall not in and of itself be deemed to be a violation of this Section 6.4.
(b) If Seller violates the provisions of this Section, Buyer shall not, as a result of the time involved in obtaining relief, be deprived of the benefit of the full period of the restrictive covenant with respect to Seller. Accordingly, the restrictive covenant of this Section as it applies to Seller shall be deemed to have the duration specified in Section 6.4(a) hereof, computed from the date the relief is granted, but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant by Seller.
(c) Seller agrees that, if they shall violate any of the provisions of this Section 6.4, Buyer shall be entitled to an accounting and repayment of all profits, compensation, commission, remuneration or other benefits that Seller, directly or indirectly, may realize arising from or related to any such violation. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights to which Buyer may be entitled.

(d) The parties agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not to compete described in this Section 6.4 are fair, reasonable and necessary, that adequate compensation has been received by Seller for such obligations. If, however, for any reason any Governmental Entity determines that the restrictions in this Section are not reasonable and therefore the restrictions are unenforceable, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section as will render such restrictions valid and enforceable.
(e) Seller acknowledges that Seller has carefully read and considered the terms of this Section 6.4. Seller hereby waives any requirement of proof that a breach of this Section 6.4 will cause serious or irreparable injury to Buyer, or that there is an adequate remedy at Law. In any proceeding, either at Law or in equity, between the parties hereto, Seller hereby agrees that Seller shall not raise as a defense (i) that the duration, scope or geographical area in which Seller is prohibited from competition is unfair, unnecessary or unreasonable or (ii) that this Agreement is in restraint of trade. Further, the existence of any claim or cause of action of Seller or any of their Affiliates, whether or not predicated on the terms of this Agreement, shall not constitute a defense to the enforcement of Seller’s obligations under this Section 6.4.
(f) Nothing contained in subparts (i), (ii), (v) or (viii) of Section 6.4(a) shall prohibit or impair in any way the ability of Seller to conduct any activities with respect to (i) veterinary products, SaliCept® products, Manapol®, products containing Manapol® or Aloeceutical products now sold or hereafter developed by Seller or (ii) Seller’s manufacturing, sale or licensing of the Gel Site polymer as a delivery mechanism for FDA approved drugs to wound sites; provided, however, nothing contained in subpart (ii) of this Section 6.4(f) shall authorize Seller to directly manufacture such drugs, or advertise and/or distribute such drugs to end users (patients, doctors or hospitals) of such drugs without Buyer’s prior written consent.
6.5 Notices and Consents. Seller will give any notices to third parties, and Seller will use commercially reasonable efforts to obtain any third-party consents, that Buyer may reasonably request in connection with the matters referred to in Section 4.2 above and Section 4.2 of the Disclosure Letter. Each of the parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Entities in connection with the matters referred to in Section 4.2 above and Section 4.2 of the Disclosure Letter.
6.6 Bulk Sales Act Compliance. Buyer and Seller hereby waive compliance with the provisions of any applicable bulk transfer Laws.
6.7 Confidentiality; Publicity
(a) Except as may be required by Law, as expressly contemplated herein or as or as mutually agreed to by Buyer and Seller, no party hereto or their respective affiliates, employees, agents and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of any other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement or use or knowingly permit the use of such confidential information or other proprietary knowledge for any purpose other than in connection with the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party’s duties, shall not be deemed confidential information. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by Seller without the prior written approval of Buyer (which approval shall not be unreasonably withheld or delayed).

(b) In the event that Seller or any of its subsidiaries or representatives are required by interrogatories, requests for information or documents, subpoenas, Civil Investigative Demand or similar process to disclose any confidential information, Seller shall provide Buyer with prompt prior written notice of such request or requirement so that Buyer may seek an appropriate protective order (and if Buyer seeks such an order, Seller will, and will cause its subsidiaries and representatives to, provide such cooperation as Buyer shall reasonably request). Buyer will reimburse Seller for any out-of-pocket expense reasonably incurred in providing such cooperation. If, in the absence of a protective order, Seller or any of its subsidiaries or representatives are nonetheless required to disclose confidential information, Seller or its subsidiary or representative, as the case may be: (x) may, and will cause each of its subsidiaries and representatives to, disclose only that portion of the confidential information that Seller or its subsidiaries or Representative is legally compelled to disclose; and (y) shall, and shall cause each of its subsidiaries and representatives to, at the request of Buyer, use its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information.
(c) After Closing, except as may be required for Tax purposes or other regulatory purposes, none of Seller or its Affiliates and respective successors and assigns shall (i) except as provided in Section 6.3, retain any document, databases or other media embodying any confidential or proprietary information which relate to the Business or constitute a part of the Purchased Assets or use, publish or disclose to any third person any such confidential or proprietary information or (ii) use, publish or disclose any information concerning Buyer, its affiliates or the Business, as the case may be, the customers or suppliers of the Business or the terms of this Agreement or the transactions contemplated hereby.
6.8 Licenses and Permits. To the extent permitted by the applicable Governmental Entity and/or regulatory authorities, Seller shall cooperate with Buyer and shall use its commercially reasonable efforts to transfer, assign and pass to Buyer all of its rights under each of the Licenses and Permits listed on Section 4.10 of the Disclosure Letter as soon as possible. Seller’s obligations under this Section shall include, but not be limited to, the following:
(a) executing all assignments and other documents necessary to effect transfer or assignment of the Licenses and Permits from Seller to Buyer;
(b) providing the Governmental Entities responsible for the Licenses and Permits and Buyer with whatever information and documentation that may be reasonably required in connection with the transfer of the Licenses and Permits;

(c) complying with its obligations under the Licenses and Permits, and under applicable Law relating thereto, prior to the applicable Closing;
(d) on, prior to, or subsequent to the applicable Closing, using reasonable efforts to remedy any material non-compliance with any of the Licenses and Permits, or with applicable Laws relating thereto, that has occurred before such Closing; and
(e) taking such further actions relating to the Licenses and Permits as the Governmental Entities, or Buyer, may reasonably require.
6.9 Cooperation. Seller agrees to cooperate and assist Buyer in connection with the resolution of all claims and disputes pending at Closing or that arise after Closing but relate to the period prior to such Closing.
ARTICLE VII
SURVIVAL AND INDEMNIFICATION
7.1 Survival. All covenants and agreements contained in this Agreement shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing until fully performed. All representations and warranties contained in this Agreement or in any document delivered pursuant hereto or thereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and shall continue to be fully effective and enforceable for a period of twelve (12) months from the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.1 (Authority), 4.2 (Validity), 4.3 (Due Organization), and 4.7 (Title to Assets) (collectively, the “Fundamental Representations”) shall survive indefinitely. Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice as provided in Section 8.2 within the applicable survival period shall survive until resolved by the parties or pursuant to a final non-appealable judicial determination. The representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.
7.2 Indemnification of Buyer Parties. (a) Seller shall defend, indemnify and hold harmless Buyer from and against any and all loss, damage, cost (including allocable costs of employees), expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys’ fees or other expenses for investigating and defending), diminution in value, suit, action, claim, deficiency, liability or obligation (collectively, “Loss”) related to, caused by or arising from any (i) Excluded Liability or Excluded Asset, (ii) misrepresentation or breach of warranty or (iii) failure to fulfill any covenant or agreement contained herein by Seller, or in any agreement, instrument or other document delivered pursuant hereto by Seller, and any and all claims made based upon facts alleged that, if true, would have constituted any such misrepresentation, breach or failure. All rights herein are cumulative and are in addition to all other rights and remedies which are otherwise available. All indemnification obligations shall be deemed made in favor of and shall include Losses incurred by any of Buyer’s officers, directors, agents, representatives, subsidiaries, parents, affiliates, successors and assigns.

(b) Seller shall not be liable for any Loss pursuant to Section 7.2(a)(ii) until the aggregate amount of Losses under this Agreement exceeds $5,000 (the “Deductible”) and thereafter Seller shall be liable to the extent of any Loss in excess of the Deductible.
7.3 Indemnification of Seller Parties. Buyer shall defend, indemnify and hold harmless Seller from and against any and all Losses related to, caused by or arising from any (i) Assumed Liability or (ii) any misrepresentation with respect to Sections 5.1, 5.2 and 5.3. All rights herein are cumulative and are in addition to all other rights and remedies which are otherwise available. All indemnification obligations shall be deemed made in favor of and shall include Losses incurred by, any of Seller’s officers, directors, agents, representatives, subsidiaries, parents, affiliates, successors and assigns. Absent fraud or intentional misrepresentation on the part of Buyer, the aggregate liability of Buyer for any Losses shall not exceed the Purchase Price.
7.4 Indemnification Obligations with respect to Inventory.
(a) By Seller. Seller agrees to indemnify and hold harmless Buyer from and against any and all Losses arising from any suit, claim or demand of any third party relating to (i) any design or manufacturing defect in any Inventory item, (ii) any statement on any labeling of or literature supplied or approved by Seller for any Inventory item that is false or violates any Law, (iii) any infringement by any Inventory item or any labeling, packaging or product literature approved or authorized by Seller of any patent, trademark, copyright, design or other intellectual property right of any third party.
(b) By Buyer. Buyer agrees to indemnify and hold harmless Buyer from and against any and all Losses arising from any suit, claim or demand of any third party relating to (i) any representations or claims made by Buyer or any of its employees, sales representatives or distributors not contained in the labeling, packaging or literature furnished or approved by Seller for any Inventory item or (ii) any infringement by any labeling, packaging or literature for any Inventory item not furnished or approved by Seller of any patent, trademark, copyright, design or other intellectual property right of any third party
(c) General. The indemnification obligations contained in this Section 7.4 shall (i) be deemed made in favor of and shall include Losses incurred by any of Seller’s or Buyer’s, as the case may be, officers, stockholders, employees, directors, agents, representatives, subsidiaries, parents, affiliates, successors and assigns, (ii) not be subject to the Deductible and (iii) not limit or reduce any other indemnification rights granted pursuant to this Article VII.
7.5 Matters Involving Third Parties.
(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other party (the “Indemnifying Party”) under this Article VII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is actually prejudiced by such delay.

(b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any indemnifiable Losses the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld); provided, however, with respect to subsection (iii), if such settlement or judgment involves only monetary damages and the Indemnified Party does not consent to such settlement, the Indemnifying Party’s indemnification obligation to the Indemnified Party with respect to such matters to be settled with such settlement shall not exceed the amount proposed in such settlement.
(d) In the event any of the conditions in Section 7.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Article VII.
7.6 Other Indemnification Provisions
(a) All indemnification payments under this Article VII shall be deemed adjustments to the Purchase Price and the parties shall treat such payments as such for Tax purposes.
(b) The foregoing indemnification provisions under this Article VII are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have for a breach of any representation or warranty or any covenant set forth herein.

(c) Except as otherwise provided herein, no party shall be liable to any other party for any loss of profits, consequential, incidental, indirect, special or punitive damages of such other person.
7.7 Effect of Knowledge. The representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.
ARTICLE VIII
GENERAL PROVISIONS
8.1 Amendments and Waiver
(a) No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the Buyer and Seller, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(b) The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect that party’s right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
8.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered, sent by overnight carrier (such as Express Mail, Federal Express, etc.) or sent by facsimile transmission with confirming copy sent by overnight courier and a delivery receipt obtained and addressed to the intended recipient as follows:
(a)	If to Seller:
DelSite, Inc.
2001 Walnut Hill Lane
Irving, Texas 75038
Attn: Dr. Carlton E. Turner, President
Facsimile: (972) 714-5040
With a copy to:
Thompson & Knight LLP
1700 Pacific Avenue, Suite 330
Dallas, Texas 75201
Attention: Wesley P. Williams
Facsimile: (214) 969-1751

(b)	If to Buyer:
Medline Industries
1200 Town Line Road
Mundelein, Illinois 60060
Attn: Alex Liberman
Facsimile: (847) 949-2633
With a copy to:
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Attention: John P. Tamisiea
Facsimile: (312) 984-7700
Any party may change its address or add or change parties for receiving notice by giving the other party notice in the manner set forth above.
8.3 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby. Any sales, transfer or other Taxes or fees applicable to the conveyance and transfer from Seller to Buyer of the Purchased Assets shall be borne by Seller, except that Buyer shall pay any fees of any Governmental Entity required to transfer to it the Intellectual Property included as part of the Purchased Assets or the Permits. The provisions of this Section shall survive any termination of this Agreement.
8.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
8.5 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be given meaning and do not form a part of this Agreement.
8.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Buyer shall be entitled to assign their respective rights and duties under this Agreement to any of their respective affiliates or for collateral security purposes to any lenders providing financing to Buyer without the consent of Seller; provided, however, that Buyer shall in all events remain liable hereunder. Except as provided in the foregoing sentence, this Agreement shall not be assigned by either party hereto without the express prior written consent of the other party and any attempted assignment, without such consents, shall be null and void.
8.7 Entire Transaction. This Agreement, the Ancillary Agreements and the documents referred to herein and therein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and thereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof. All attachments, exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement.

8.8 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois without regard to the choice of law principles thereof. EACH OF THE PARTIES HERETO WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
8.9 Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word “or” is not exclusive. The word “including” shall mean including, without limitation. The term “ordinary course of business” means the ordinary course of the Business consistent with the past practice of the Business. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any information disclosed pursuant to a Schedule or a section in the Disclosure Letter hereto shall be deemed disclosed with respect to any other Schedule or section of the Disclosure Letter to which it is reasonably apparent that the information is related to such other Schedule or section of the Disclosure Letter and corresponding representation and warranty.
8.10 Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.
8.11 Schedules. The Disclosure Letter has been delivered to Buyer on the date of this Agreement. The inclusion of any item in any Section of the Disclosure Letter or any Schedule shall not constitute an admission that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and to set forth other information required by this Agreement. Also, the inclusion of any matter in any section of the Disclosure Letter or any Schedule shall not constitute an admission to its materiality as it relates to any provision of this Agreement.
8.12 Authorship. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
8.13 No Third-Party Beneficiaries. This Agreement, except as specifically set forth in the provisions of Article VII (Survival and Indemnification) and this Article VIII (General Provisions), is not intended to confer upon any person other than the parties any rights or remedies.

8.14 Injunctive Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of Sections 6.4 or 6.7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.
* * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.
BUYER:
CARRINGTON ACQUISITION, LLC
By: /s/ Alex Liberman
Name: Alex Liberman
Its: Manager
SELLER:
DELSITE, INC.
By: /s/ Carlton E. Turner
Name: Carlton E. Turner
Its: President and CEO
[Signature Page to Agreement for Purchase and Sale of Assets]